UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

Form 8-K
_____________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): November 26, 2018

Arbutus Biopharma Corporation
(Exact Name of Registrant as Specified in Charter)

British Columbia, Canada	001-34949	98-0597776
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

100-8900 Glenlyon Parkway, Burnaby, British Columbia, Canada V5J 5J8
(Address of Principal Executive Offices) (Zip Code)

(604) 419-3200
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company [   ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [   ]

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 26, 2018, the Board of Directors (the “Board”) of Arbutus Biopharma Corporation (the “Company”) appointed Frank Torti, M.D. to serve as a director and as Chairman of the Board for a term expiring at the Company’s 2019 Annual Meeting of Shareholders and until his successor is duly elected and qualified, except in the case of his earlier death, retirement or resignation.  In addition, on November 26, 2018 the Company announced that Vivek Ramaswamy resigned from the Board and from his position as Chairman of the Board. Mr. Ramaswamy’s decision to resign did not result from any disagreement with the Company on any matter relating to the Company's operations, policies or practices.

Dr. Torti’s compensation will be consistent with the compensation provided to all of the Company’s non-employee directors. Under the Company’s current non-employee director compensation policy, as Chairman of the Board, Dr. Torti will receive an annual cash retainer of $60,000 for general availability and participation in meetings and conference calls of the Board. Dr. Torti was also granted an option to acquire 44,000 common shares of the Company, with such option vesting one-third each year on the annual anniversary date of the grant.  The option is exercisable for 10 years from the date of grant, at a price equal to $4.72 per share, which is the closing price of the Company’s common shares on the Nasdaq Stock Market on the date of the grant.  The option will also be subject to the terms and conditions of the Company’s 2016 Omnibus Share and Incentive Plan, which was filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, filed with the Securities and Exchange Commission (“SEC”) on August 4, 2016.

The Company also entered into an indemnity agreement with Dr. Torti in connection with his appointment to the Board. The indemnity agreement is in substantially the same form as the indemnity agreement for the other directors of the Company that was filed as Exhibit 4.15 to the Company’s Annual Report on Form 20-F for the year ended December 31, 2010, filed with the SEC on June 3, 2011.

The Amended and Restated Governance Agreement (the “Governance Agreement”), dated October 16, 2017, by and between the Company and Roivant Sciences Ltd. (“Roivant”), provides Roivant with the right to designate three members for nomination to the Board, subject to the approval of the Corporate Governance and Nominating Committee and the Board.  Dr. Torti was designated by Roivant pursuant to the Governance Agreement as a Roivant designee to fill the vacant position on the Board resulting from the resignation of Mr. Ramaswamy.  For a description of the Governance Agreement, please see the Company’s Current Report on Form 8-K filed with the SEC on October 3, 2017.

Except as set forth above, no arrangement or understanding exists between Dr. Torti and any other person pursuant to which Dr. Torti was appointed as a director, and there are no transactions with Dr. Torti which would require disclosure under Item 404(a) of Regulation S-K.

The Company issued a press release announcing these changes to the Board on November 26, 2018, a copy of which is attached to this Form 8-K as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits:
	99.1	Press Release issued by the Company on November 26, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arbutus Biopharma Corporation

Date: November 26, 2018	By:	/s/ David C. Hastings
David C. Hastings
Chief Financial Officer